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Exhibit (12)

Compass Bancshares, Inc. and Subsidiaries
Ratio of Earnings to Fixed Charges
Six Months Ended June 30, 1996 and 1995

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                                             Six Months Ended
                                                  June 30
                                         -------------------------
                                            1996           1995
                                         ----------     ----------
                                               (in Thousands)
Pretax income                            $ 105,144      $  82,347
Add fixed charges:
  Interest on deposits                     156,648        137,501
  Interest on borrowings                    43,476         43,435
  Portion of rental expense
   representing interest expense             1,768          1,746
                                         ----------     ----------
      Total fixed charges                  201,892        182,682
                                         ----------     ----------
    Income before fixed charges          $ 307,036      $ 265,029
                                         ==========     ==========

Pretax income                            $ 105,144      $  82,347
Add fixed charges (excluding
 interest on deposits):
  Interest on borrowings                    43,476         43,435
  Portion of rental expense
   representing interest expense             1,768          1,746
                                         ----------     ----------
      Total fixed charges                   45,244         45,181
                                         ----------     ----------
    Income before fixed charges
     (excluding interest on deposits)    $ 150,388      $ 127,528
                                         ==========     ==========

RATIO OF EARNINGS TO FIXED CHARGES:
  Including interest on deposits             1.52x          1.45x
  Excluding interest on deposits             3.32x          2.82x


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